EXHIBIT 99.1

Bay Bancorp, Inc. Announces Year and Fourth Quarter 2017 Results

COLUMBIA, Md., Jan. 31, 2018 (GLOBE NEWSWIRE) -- Bay Bancorp, Inc. (“Bay”) (NASDAQ:BYBK), the savings and loan holding company for Bay Bank, FSB (“Bank”), announced today net income of $4.8 million, or $0.46 per basic common share and $0.45 per diluted common share, for the year ended December 31, 2017, compared to $2.0 million, or $0.16 per basic common share and diluted common share, for the year ended December 31, 2016.

For the fourth quarter ended December 31, 2017, net income decreased to $0.5 million, or $0.04 per basic common share and $0.04 per diluted common share, over the $0.8 million, or $0.07 per basic common share and $0.07 per diluted common share, reported for the fourth quarter of 2016. Net income results were decreased this quarter due to a $0.7 million increase in income tax expense related to the revaluation of our deferred tax assets and liabilities upon the enactment of the Tax Cuts and Jobs Act signed into law on December 22, 2017 and a $0.3 million increase in expenses related to our proposed merger with Old Line Bank. The adjustment of our deferred tax assets and liabilities represents a reasonable estimate and actual results could differ from those estimates. The enactment of the tax legislation is expected to reflect positively in our future results.

For the year ended December 31, 2017, we grew loans by $55.1 million or 11%. In the fourth quarter of 2017, loans increased by $17.0 million, or 3%, when compared to the quarter ended September 30, 2017. For the year ended December 31, 2017, deposits grew by $46.3 million. For the quarter ended December 31, 2017, deposits grew by $23.4 million primarily a result of a temporary escrow deposit. The Bank now has total assets exceeding $650 million and 11 branches in the Baltimore-Washington region, and is the fifth largest community bank headquartered in the Baltimore region based upon deposit market share.

Commenting on the earnings announcement, Joseph J. Thomas, President and CEO, said, “I am very proud to announce yet another quarter with continued growth in our balance sheet and net interest income. These results were achieved while we have begun planning efforts for our pending merger with Old Line Bank which is expected to close in the second quarter of 2018. For the quarter ended December 31, 2017, the company’s net income before taxes was $1.7 million, an increase of $0.8 million over the $0.9 million recorded for the quarter ended December 31, 2016. We were also able to maintain and improve asset quality during the year through resolutions of acquired loans and our nonperforming assets which were $12.0 million at December 31, 2017, $11.4 million at September 30, 2017 and $15.8 million at December 31, 2016.

Since announcing our proposed merger with Old Line Bank, our discussions with shareholders, employees and clients have been universally positive. We believe that the merger will create the best banking franchise headquartered in the Baltimore Washington corridor with a size of $3.0 billion in assets, customer accessibility with 40 branches, strong client relationships, talented team of associates, diverse loan portfolio, low-cost core deposits and solid fee based revenues.”

Highlights for the Quarter and Year ended December 31, 2017

The Bank continued organic net growth in the fourth quarter of 2017. Loan growth for the quarter was favorable and for the year exceeded $55 million, up 11%. The Bank maintains an attractive 0.45% cost of funds for the fourth quarter of 2017.
The Bank has strong liquidity and capital positions along with capacity for future growth, with total regulatory capital to risk weighted assets of approximately 12.85% at December 31, 2017. The Bank had $6.5 million in remaining net purchase discounts on acquired loan portfolios at December 31, 2017.

Specific highlights are listed below:

  Return on average assets for the quarter ended December 31, 2017 was 0.28% as compared to 1.35% and 0.53% for the quarter ended September 30, 2017 and December 31, 2016, respectively, and return on average equity for the quarter ended December 31, 2017 was 2.71%, as compared to 13.07% and 5.04% for the quarter ended September 30, 2017 and December 31, 2016, respectively.

  With consistent organic growth, total assets were $659 million at December 31, 2017 compared to $652 million at September 30, 2017 and $620 million at December 31, 2016.

  Total loans were $542 million at December 31, 2017, an increase of 3% from $525 million at September 30, 2017, and an increase of 11% from $487 million at December 31, 2016.
  Total deposits were $573 million at December 31, 2017, an increase of 4% from $549 million at September 30, 2017, and an increase of 9% from $526 million at December 31, 2016. Non-interest bearing deposits were $135 million at December 31, 2017, an increase of 4% from $130 million at September 30, 2017, and an increase of 21% from $111 million at December 31, 2016.

  Net interest income for the three-month period ended December 31, 2017 totaled $6.7 million, compared to $6.6 million for the third quarter of 2017 and $5.9 million for the three-month period ended December 31, 2016. Interest income associated with discount accretion on purchased loans, deferred costs and deferred fees will vary due to the timing and nature of loan principal payments. Earning asset leverage was the primary driver in year-over-year results, as average earning loans and investments increased to $619 million for the three-month period ended December 31, 2017, compared to $576 million for the same period of 2016.

  Net interest margin for the quarter and year ended December 31, 2017 were 4.33% and 4.23%, respectively, which were higher than the 4.05% and 4.14%, respectively, recorded for the same periods of 2016. The margin for the year ended December 31, 2017 reflects the variable pace of discount accretion recognition within interest income and the impact of fair value amortization on the interest expense of acquired deposits, and the higher level of investments, including interest bearing federal funds acquired in the Bank’s merger with Hopkins Federal Savings Bank on July 8, 2016 (the “Hopkins Merger”). Nonperforming assets represented 1.8% of total assets at December 31, 2017 and at September 30, 2017, compared to 2.6% at December 31, 2016.

  Nonperforming assets increased $0.6 million to $12.0 million at December 31, 2017 from $11.4 million at September 30, 2017 and were $15.8 million at December 31, 2016. The increase over the third quarter of 2017 resulted primarily from the addition of nonaccrual loans during the period. The changes since December 31, 2016 were driven by decreases in purchased credit impaired loans partially offset by increases in nonaccrual loans.

  The provision for loan losses for the quarter and year ended December 31, 2017 was $0.4 million and $1.7 million, respectively, compared to $0.4 million and $1.4 million, respectively, for the same periods of 2016. The increase for the year ended December 31, 2017 was primarily the result of increases in loan originations. As a result, the allowance for loan losses was $4.2 million at December 31, 2017, representing 0.77% of total loans, compared to $4.0 million, or 0.77% of total loans, at September 30, 2017, $2.8 million, or 0.58% of total loans, at December 31, 2016. Management expects both the allowance for loan losses and the related provision for loan losses to increase in the future periods due to the gradual accretion of the discount on the acquired loan portfolios and an increase in new loan originations.

  As part of the Hopkins Merger, the Bank acquired a 51% interest in iReverse Home Loans, LLC (“iReverse”). The Bank’s interest in iReverse qualified as held for sale upon acquisition and was therefore required to be presented as a discontinued operations. Discontinued operations include noninterest income and noninterest expense related to iReverse. On December 15, 2016, the Bank entered into an Ownership Interest Sale Agreement and Assignment with the other owner of iReverse pursuant to which the Bank agreed to sell its 51% interest effective March 31, 2017 for $70,000 which was paid in cash on February 28, 2017. The net income from discontinued operations, net of taxes, for the quarter ended December 31, 2016 was $273,629, with $61,279 attributable to non-controlling interest and $212,350 attributable to common stockholders. The net income from discontinued operations, net of taxes, for the year ended December 31, 2016 was $366,034, with $199,491 attributable to non-controlling interest and $166,543 attributable to common stockholders.

Balance Sheet Review

Total assets were $659 million at December 31, 2017, representing increases of $7 million, or 1%, and $39 million, or 6%, when compared to September 30, 2017, and December 31, 2016, respectively. Investment securities were $58 million at December 31, 2017, representing decreases of $3 million, or 4%, from September 30, 2017 and $5 million, or 8% from December 31, 2016. Loans held for sale were $1.1 million, $0.4 million and $1.6 million at December 31, 2017, September 30, 2017 and December 31, 2016, respectively.

Total deposits were $573 million at December 31, 2017, an increase of $23 million, or 4%, when compared to the $549 million recorded at September 30, 2017 and an increase of $46 million, or 9%, when compared to the $526 million recorded at December 31, 2016. The activity for the fourth quarter was primarily a result of a temporary escrow deposit. The activity for the year included normal cyclical deposit fluctuations and a $23 million increase in non-interest bearing deposits. Short-term borrowings from the Federal Home Loan Bank decreased to $10 million compared to $25 million at September 30, 2017 and $20 million at December 31, 2016.

Stockholders’ equity was $72 million at December 31, 2017 and $72 million at September 30, 2017, and increased from $66 million at December 31, 2016. The minor change in the fourth quarter was related primarily to $0.5 million in lower corporate earnings which included the $0.7 million increase in income tax expense related to the revaluation of our deferred tax assets and liabilities upon the enactment of the Tax Cuts and Jobs Act and a $0.3 million increase in expenses related to our proposed merger with Old Line Bank offset by $0.4 million in pension related other comprehensive losses. The increase for the year was primarily related to $4.8 million in corporate earnings and $0.8 million related to the issuance of common stock under the stock compensation plan.  The book value of Bay’s common stock was $6.74 per share at December 31, 2017, compared to $6.73 per share at September 30, 2017, and $6.29 per share at December 31, 2016.

During 2016, Bay purchased a total of 743,436 shares of its common stock at an average price of $5.10 per share. Bay Bancorp has not elected to repurchase additional shares since that time.

At December 31, 2017, the Bank remained above all “well-capitalized” regulatory requirement levels. The Bank’s tier 1 risk-based capital ratio was approximately 12.11% at December 31, 2017 as compared to 12.27% at September 30, 2017, and 12.32% at December 31, 2016. Liquidity remained strong due to managed cash and cash equivalents, borrowing lines with the FHLB of Atlanta, the Federal Reserve and correspondent banks, and the size and composition of the investment portfolio.

Review of Financial Results

For the three-month periods ended December 31, 2017 and 2016

Net income for the three-month period ended December 31, 2017 was $0.5 million, compared to net income of $2.2 million and $0.8 million for the three-month periods ended September 30, 2017 and December 31, 2016, respectively.

Net interest income for the three-month period ended December 31, 2017 totaled $6.7 million compared to $6.6 million for the previous quarter and $5.9 million for the fourth quarter of 2016. The increase in interest income primarily resulted from interest-earning asset growth from expansion of the Bank originated loan portfolio. As of December 31, 2017, the remaining net loan discounts on the Bank’s loan portfolio was $6.5 million.

Noninterest income for the three-month period ended December 31, 2017 was $1.3 million compared to $2.7 million and $1.1 million for the three-month periods ended September 30, 2017 and December 31, 2016, respectively. These results were lower when compared to the three-month period ended September 30, 2017, which included a $1.4 million insurance income gain related to the Hopkins Merger. Adjusted for these merger related changes, Bay recorded a small difference in noninterest income when compared to the third quarter of 2017 and the fourth quarter of 2016.

For the three-month period ended December 31, 2017, noninterest expense was $6.0 million, compared to $5.3 million and $5.7 for the three-month periods ended September 30, 2017 and December 31, 2016, respectively.  After adjusting for the $0.3 million in merger related expenses in the fourth quarter of 2017, the primary contributor to the $0.4 million increase when compared to the third quarter of 2017 was an increase in salaries and employee benefit expense related to higher incentive and health insurance expenses. The primary contributor to the $0.3 million increase when compared to the fourth quarter of 2016 was an increase in salaries and employee benefit expense related to higher incentive and health insurance expenses partially offset by decreases in legal and professional fees, and foreclosed property and FDIC insurance expenses.

For the twelve-month periods ended December 31, 2017 and 2016

Net income for the year ended December 31, 2017 was $4.8 million, compared to net income of $2.0 million for the year ended December 31, 2016.

Net interest income for the year ended December 31, 2017 totaled $25.5 million, compared to $21.2 million for the same period of 2016. The increase in interest income resulted from interest-earning asset growth from expansion of the Bank originated loan portfolio, selective investment purchases and the effects of the Hopkins Merger.

Noninterest income for the year ended December 31, 2017 was $6.6 million, which included a $1.4 million insurance income gain. Noninterest income was $6.0 million recorded for the year ended December 31, 2016, which included a $0.9 million bargain purchase gain related to the Hopkins Merger. After adjusting for these merger related changes, the $0.1 million increase in 2017 compared to 2016 was related to an increase in sponsorship fee income and BOLI earnings partially offset by lower net gains on securities and lower mortgage banking fee income.

For the year ended December 31, 2017, noninterest expense was $21.6 million, compared to $23.2 million for the same period in 2016, or $21.2 million and $21.4 million when adjusting for $0.4 million and $1.8 million in merger expenses for 2017 and 2016, respectively. Adjusted for the merger related expenses, the primary contributors to the $0.2 million decrease in noninterest expenses were decreases in legal and professional fees, and lower occupancy, foreclosed property and FDIC insurance expenses partially offset by an increase in salaries and employee benefit expense related to higher incentive and health insurance expenses.

Bay Bancorp, Inc. Information

Bay is a financial holding company and a savings and loan holding company headquartered in Columbia, Maryland. Through the Bank, Bay serves the community with a network of 11 branches strategically located throughout the Baltimore Metropolitan Statistical Area, particularly Baltimore City and the Maryland counties of Baltimore Washington corridor. The Bank serves small and medium size businesses, professionals and other valued customers by offering a broad suite of financial products and services, including on-line and mobile banking, commercial banking, cash management, mortgage lending and retail banking. The Bank funds a variety of loan types including commercial and residential real estate loans, commercial term loans and lines of credit, consumer loans and letters of credit. Additional information is available at www.baybankmd.com.

Forward-Looking Statements

The statements contained herein that are not historical facts are forward-looking statements (as defined by the Private Securities Litigation Reform Act of 1995) based on management's current expectations and beliefs concerning future developments and their potential effects on Bay. Such statements involve inherent risks and uncertainties, many of which are difficult to predict and are generally beyond the control of Bay. There can be no assurance that future developments affecting the Company will be the same as those anticipated by management. These statements are evidenced by terms such as “anticipate,” “estimate,” “should,” “expect,” “believe,” “intend,” and similar expressions. Although these statements reflect management’s good faith beliefs and projections, they are not guarantees of future performance and they may not prove true. These projections involve risk and uncertainties that could cause actual results to differ materially from those addressed in the forward-looking statements. For a discussion of these risks and uncertainties, see the section of the periodic reports filed by Bay with the Securities and Exchange Commission entitled “Risk Factors”.

For investor inquiries contact:

Joseph J. Thomas, President and CEO
 410-536-7336
jthomas@baybankmd.com7151 Columbia Gateway Drive, Suite A
Columbia, MD 21046

For further information contact:

Larry D. Pickett, Chief Financial Officer
 lpickett@baybankmd.com410-312-5415

BAY BANCORP, INC. - Consolidated
BALANCE SHEETS
	December 31, 2017	September 30, 2017	December 31, 2016
	(unaudited)	(unaudited)

ASSETS
Cash and due from banks	$9,316,482	$6,697,379	$7,591,685
Interest bearing deposits with banks and federal funds sold	22,249,796	32,827,575	32,435,771
Total cash and cash equivalents	31,566,278	39,524,954	40,027,456
Investment securities available for sale, at fair value	55,864,016	58,202,192	60,232,727
Investment securities held to maturity, at amortized cost	1,073,107	1,094,740	1,158,238
Restricted equity securities, at cost	1,252,495	1,620,800	1,823,195
Loans held for sale	1,097,160	401,803	1,613,497

Loans, net of deferred fees and costs	542,250,292	525,261,491	487,103,713
Allowance for loan losses	(4,156,425)	(4,049,647)	(2,823,153)
Loans, net	538,093,867	521,211,844	484,280,560
Real estate acquired through foreclosure	991,615	1,077,687	1,224,939
Premises and equipment, net	3,306,025	3,517,788	3,882,343
Bank owned life insurance	16,205,352	16,084,188	15,729,302
Core deposit intangibles	2,241,127	2,415,056	3,030,309
Deferred tax assets, net	1,806,352	2,556,429	2,984,718
Accrued interest receivable	2,176,359	2,018,900	1,884,945
Accrued taxes receivable	2,469,620	841,299	1,153,102
Prepaid expenses	604,381	806,878	1,001,723
Other assets	225,170	209,373	276,540
Total assets	$658,972,924	$651,583,931	$620,303,594

LIABILITIES
Noninterest-bearing deposits	$134,617,261	$129,554,117	$111,378,694
Deposits interest bearing	438,137,299	419,801,649	415,079,700
Total deposits	572,754,560	549,355,766	526,458,394

Short-term borrowings	10,000,000	25,000,000	20,000,000
Defined benefit pension liability	612,112	319,595	994,156
Accrued expenses and other liabilities	3,730,123	5,098,186	6,923,818
Total liabilities	587,096,795	579,773,547	554,376,368
STOCKHOLDERS' EQUITY
Common stock	10,667,227	10,667,227	10,456,098
Additional paid-in capital	41,692,751	41,624,354	40,814,285
Retained earnings	19,180,657	18,807,973	14,426,969
Accumulated other comprehensive income	335,494	710,830	30,383
Total controlling interest	71,876,129	71,810,384	65,727,735
Non-controlling interest	-	-	199,491
Total stockholders' equity	71,876,129	71,810,384	65,927,226
Total liabilities and equity	$658,972,924	$651,583,931	$620,303,594

BAY BANCORP, INC. - Consolidated	Three Months Ended			Years Ended
INCOME STATEMENTS	December 31, 2017	September 30, 2017	December 31, 2016	December 31, 2017	December 31, 2016
	(unaudited)	(unaudited)	(unaudited)	(unaudited)

Interest income
Interest and fees on loans	$6,907,484	$6,718,832	$5,983,623	$25,975,924	$21,668,074
Interest on loans held for sale	11,003	12,447	10,728	43,358	120,997
Interest and dividends on securities	373,084	379,600	305,374	1,492,003	1,034,090
Interest on deposits with banks and federal funds sold	101,566	129,160	81,467	375,735	204,270
Total interest income	7,393,137	7,240,039	6,381,192	27,887,020	23,027,431

Interest expense
Interest on deposits	576,999	541,283	496,442	2,019,129	1,658,698
Interest on federal funds purchased	-	43	-	132	28
Interest on short-term borrowings	66,812	85,012	20,163	319,959	191,408
	643,811	626,338	516,605	2,339,220	1,850,134
Net interest income	6,749,326	6,613,701	5,864,587	25,547,800	21,177,297
Provision for loan losses	380,176	313,963	374,000	1,656,983	1,389,533
Net interest income after provision	6,369,150	6,299,738	5,490,587	23,890,817	19,787,764

Noninterest income
Payment sponsorship fees	771,209	766,951	690,404	3,039,162	2,524,101
Mortgage banking fees and gains	62,019	83,537	158,717	527,947	832,990
Service charges on deposit accounts	97,868	96,874	49,414	337,012	278,949
Bargain purchase gain	-	-	(141,329)	-	893,127
(Loss) gain on securities	-	(64,898)	194,448	(59,377)	680,982
Other noninterest income	322,545	1,775,325	123,942	2,745,720	783,447
Total operating income	1,253,641	2,657,789	1,075,596	6,590,464	5,993,596

Noninterest expenses
Salaries and employee benefits	3,434,189	3,197,133	2,717,398	12,413,164	11,301,774
Occupancy and equipment expenses	724,716	683,356	813,916	2,832,945	3,341,221
Data processing fees	376,914	381,032	313,020	1,390,458	1,212,471
Legal, accounting and other professional fees	104,105	83,804	298,623	716,358	1,082,206
Advertising and marketing related expenses	127,760	133,217	134,403	408,147	378,924
FDIC insurance costs	56,113	88,008	158,721	311,063	464,616
Foreclosed property expenses and OREO sales, net	27,686	134,817	147,254	200,596	475,197
Loan collection costs	19,965	(12,259)	49,612	78,547	105,816
Core deposit intangible amortization	173,929	181,912	235,465	789,182	790,876
Merger related expenses	289,512	-	204,154	439,055	1,758,337
Other noninterest expenses	618,539	429,610	641,655	2,059,701	2,274,970
Total operating expenses	5,953,428	5,300,630	5,714,221	21,639,216	23,186,408
Net income before taxes	1,669,363	3,656,897	851,962	8,842,065	2,594,952
Income tax expense	1,208,880	1,458,061	314,142	4,000,579	1,001,596
Net income from continuing operations	460,483	2,198,836	537,820	4,841,486	1,593,356
Net income from discontinued operations, net of taxes	-	-	273,629	-	366,034
Net income	460,483	2,198,836	811,449	4,841,486	1,959,390
Net income from discontinued operations attributable to non-controlling interest	-	-	61,279	-	199,491
Net income available to common stockholders	460,483	2,198,836	750,170	4,841,486	1,759,899

Weighted average shares
Basic	10,667,227	10,655,098	10,389,681	10,607,217	10,734,748
Diluted	10,781,805	10,805,791	10,532,600	10,740,982	10,860,152

Earnings per share
available to common shareholders
Basic	$0.04	$0.21	$0.07	$0.46	$0.16
Diluted	$0.04	$0.20	$0.07	$0.45	$0.16

BAY BANCORP, INC. AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
For the Year Ended December 31, 2017 and 2016

				Accumulated
		Additional		Other	Non-
	Common	Paid-in	Retained	Comprehensive	controlling
	Stock	Capital	Earnings	Income (loss)	Interest	Total

Balance December 31, 2015	$11,062,932	$43,378,927	$12,667,070	$573,560	$-	$67,682,489

Net income	-	-	1,759,899	-	199,491	1,959,390
Other comprehensive income	-	-	-	(543,177)	-	(543,177)
Stock-based compensation	-	94,607	-	-	-	94,607
Issuance of common stock for stock compensation plan & 401K match	136,602	389,313	-	-	-	525,915
Repurchase of common stock	(743,436)	(3,048,562)	-	-	-	(3,791,998)
Balance December 31, 2016	$10,456,098	$40,814,285	$14,426,969	$30,383	$199,491	$65,927,226

				Accumulated
		Additional		Other	Non-
	Common	Paid-in	Retained	Comprehensive	controlling
(unaudited)	Stock	Capital	Earnings	Income	Interest	Total

Balance December 31, 2016	$10,456,098	$40,814,285	$14,426,969	$30,383	$199,491	$65,927,226

Net income	-	-	4,841,486	-	-	4,841,486
Sale of iReverse	-	-	-	-	(199,491)	(199,491)
Other comprehensive income	-	-	(87,798)	305,111	-	217,313
Stock-based compensation	-	263,168	-	-	-	263,168
Issuance of common stock under stock compensation plan	211,129	615,298	-	-	-	826,427
Balance December 31, 2017	$10,667,227	$41,692,751	$19,180,657	$335,494	$-	$71,876,129

BAY BANK, FSB
CAPITAL RATIOS

					To Be Well
					Capitalized Under
			To Be Considered		Prompt Corrective
	Actual		Adequately Capitalized		Action Provisions
	Amount	Ratio	Amount	Ratio	Amount	Ratio
At December 31, 2017:
Total Risk-Based Capital Ratio	$72,735	12.85%	$45,291	8.00%	$56,613	10.00%
Tier I Risk-Based Capital Ratio	$68,579	12.11%	$33,968	6.00%	$45,291	8.00%
Common Equity Tier I Capital Ratio	$68,579	12.11%	$25,476	4.50%	$36,799	6.50%
Leverage Ratio	$68,579	10.54%	$26,036	4.00%	$32,546	5.00%

At September 30, 2017:
(unaudited)
Total Risk-Based Capital Ratio	$71,847	13.01%	$44,194	8.00%	$55,243	10.00%
Tier I Risk-Based Capital Ratio	$67,797	12.27%	$33,146	6.00%	$44,194	8.00%
Common Equity Tier I Capital Ratio	$67,797	12.27%	$24,859	4.50%	$35,908	6.50%
Leverage Ratio	$67,797	10.53%	$25,751	4.00%	$32,189	5.00%

At December 31, 2016:
Total Risk-Based Capital Ratio	$65,883	12.87%	$40,959	8.00%	$51,199	10.00%
Tier I Risk-Based Capital Ratio	$63,057	12.32%	$30,719	6.00%	$40,959	8.00%
Common Equity Tier I Capital Ratio	$63,057	12.32%	$23,039	4.50%	$33,279	6.50%
Leverage Ratio	$63,057	10.45%	$24,133	4.00%	$30,166	5.00%

BAY BANCORP, INC. AND SUBSIDIARY
SELECTED FINANCIAL DATA

	Three Months Ended			Year Ended
	December 31,	September 30,	December 31,	December 31,
	2017	2017	2016	2017	2016
	(unaudited)	(unaudited)	(unaudited)	(unaudited)

Financial Data:
Assets	$658,972,924	$651,583,932	$620,303,594	$658,972,924	$620,303,594
Investment securities	58,189,618	60,917,732	63,214,160	58,189,618	63,214,160
Loans (net of deferred fees and costs)	542,250,292	525,261,491	487,103,713	542,250,292	487,103,713
Allowance for loan losses	(4,156,425)	(4,049,647)	(2,823,153)	(4,156,425)	(2,823,153)
Deposits	572,754,560	549,355,767	526,458,394	572,754,560	526,458,394
Borrowings	10,000,000	25,000,000	20,000,000	10,000,000	20,000,000
Equity attributable to non-controlling interest	-	-	199,491	-	199,491
Equity attributable to common shareholders	71,876,129	71,810,384	65,727,735	71,876,129	65,727,735

Net income from continuing operations	460,483	2,198,836	537,820	4,841,486	1,593,356
Net income from discontinued operations, net of taxes	-	-	273,629	-	366,034
Net income	460,483	2,198,836	811,449	4,841,486	1,959,390

Net income available to common stockholders	460,483	2,198,836	750,170	4,841,486	1,759,899
Net income from discontinued operations attributable to non-controlling interest	-	-	61,279	-	199,491

Average Balances: (unaudited)
Assets	642,531,387	644,213,523	603,746,545	632,726,301	536,333,860
Investment securities	60,211,519	64,252,312	54,013,150	64,331,571	42,154,769
Loans (net of deferred fees and costs)	528,707,904	517,470,469	483,690,335	507,166,275	436,793,412
Borrowings	22,206,557	26,430,645	1,975,000	29,728,293	26,493,284
Deposits	549,819,040	546,060,168	529,537,517	531,075,110	443,144,111
Stockholders' equity	67,396,179	66,757,244	64,084,518	66,781,799	66,146,705

Performance Ratios:
Annualized return on average assets	0.28%	1.35%	0.53%	0.77%	0.37%
Annualized return on average equity	2.71%	13.07%	5.04%	7.25%	2.96%
Yield on average interest-earning assets	4.74%	4.66%	4.41%	4.62%	4.50%
Rate on average interest-bearing liabilities	0.57%	0.55%	0.48%	0.53%	0.50%
Net interest spread	4.17%	4.11%	3.93%	4.09%	4.00%
Net interest margin	4.33%	4.23%	4.05%	4.23%	4.14%

Book value per share	$6.74	$6.73	$6.29	$6.74	$6.29
Basic net income per share	0.04	0.21	0.07	0.46	0.16
Diluted net income per share	0.04	0.20	0.07	0.45	0.16